                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                           NINE MONTHS   NINE MONTHS
                              ENDED         ENDED             YEAR ENDED DECEMBER 31,
                          SEPTEMBER 30, SEPTEMBER 30, -------------------------------------------
                              1998          1997       1997     1996     1995     1994     1993
                          ------------- ------------- -------  -------  -------  -------  -------
Earnings:
Income before income
 taxes and extraordinary
 item...................     $13,505       $19,545    $23,897  $15,898  $14,711  $10,163  $ 8,361
Interest expense........      15,702         9,931     13,962   10,873    8,482    6,281    3,961
Interest portion of
 rental expense.........       1,243         1,320      1,743      589      364       44       55
                             -------       -------    -------  -------  -------  -------  -------
 Total earnings.........     $30,450       $30,796    $39,602  $27,360  $23,557  $16,488  $12,377
                             =======       =======    =======  =======  =======  =======  =======
Fixed Charges:
Interest expense........     $15,702       $ 9,931    $13,962  $10,873  $ 8,482  $ 6,281  $ 3,961
Interest portion of
 rental expense.........       1,243         1,320      1,743      589      364       44       55
                             -------       -------    -------  -------  -------  -------  -------
 Total fixed charges....     $16,945       $11,251    $15,705  $11,462  $ 8,846  $ 6,325  $ 4,016
                             =======       =======    =======  =======  =======  =======  =======
Ratio of earnings to
 fixed charges..........         1.8x          2.7x       2.5x     2.4x     2.7x     2.6x     3.1x
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